Exhibit J(1)

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 51 to the Registration Statement No. 2-39334 on Form N-1A of the MML Series Investment Fund, of our reports dated February 7, 2003 appearing in the Annual Reports to Shareholders of MML Money Market Fund, MML Inflation-Protected Bond Fund, MML Managed Bond Fund, MML Blend Fund, MML Equity Fund, MML Large Cap Value Fund, MML Equity Index Fund, MML Enhanced Index Core Equity Fund, MML Growth Equity Fund, MML OTC 100 Fund, MML Small Cap Equity Fund, MML Small Company Opportunities Fund, MML Small Cap Growth Equity Fund and MML Emerging Growth Fund for the year ended December 31, 2002.

We also consent to the references to us under the heading “Financial Highlights” in the Prospectus and as “independent accountants” in the Statement of Additional Information, which are a part of such Registration Statement.

DELOITTE & TOUCHE LLP

Boston, Massachusetts

April 28, 2003